HARRIS & HARRIS GROUP, INC. LETTERHEAD




PRESS RELEASE                      FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC.        OCTOBER 15, 2003
111 WEST 57th STREET
NEW YORK, NEW YORK 10019           CONTACT: CHARLES E. HARRIS

NASDAQ/NMS SYMBOL: TINY            TEL. NO. (212) 582-0900

        HARRIS & HARRIS GROUP REPORTS NET ASSET VALUE OF
           $2.11 PER SHARE AS OF SEPTEMBER 30, 2003

     Harris & Harris Group, Inc. announced today that at
September 30, 2003, its unaudited net asset value and net asset value per share (NAV) were $24,225,912 and $2.11, respectively.

     Valuations of venture capital deals remain subdued, and the pace of investment by the venture capital industry as a whole has picked up only slightly from depressed levels, despite the recovery in the stock market. There continue to be ample venture capital investment opportunities in tiny technology. Although some deals are oversubscribed, venture capital in general, including tiny technology, remains, in our view, essentially a buyer's market. Because tiny technology enables so many different applications, it is difficult to generalize about the field. But in nanotechnology in particular, there is growing government and private funding of research and development, and there are continual scientific, technological and commercial developments. Notwithstanding all of this constructive activity, we are unaware of any privately held tiny technology companies that are currently preparing initial public offerings or that are negotiating to be purchased by larger corporations.

               SUMMARY OF FINANCIAL RESULTS

          September 30, 2003  June 30, 2003  December 31, 2002
                 (Unaudited)    (Unaudited)          (Audited)

Total Assets     $34,392,032    $35,903,212        $35,951,969

Net Assets       $24,225,912    $25,496,210        $27,256,046

Total Net
Income Tax
Liability           $585,749       $591,055         $1,527,000

Accrued Profit
Sharing                   $0         $1,523            $15,233

Net Asset
Value per Share        $2.11          $2.22              $2.37

Shares
Outstanding       11,498,845     11,498,845         11,498,845


     Harris & Harris Group is a publicly traded venture capital company that now makes initial investments exclusively in tiny technology, including nanotechnology, microsystems and microelectromechanical systems (MEMS). The Company's last 12 initial private equity investments have been in tiny-technology enabled companies.

     Harris & Harris Group is a Business Development Company with 11,498,845 common shares outstanding.

     Detailed information about Harris & Harris Group and its holdings can be found on its website at www.TinyTechVC.com.


This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K and recent Prospectus filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including but not limited to the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, Harris &
Harris Group, Inc. undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties.